Exhibit 3.1
AMENDMENT TO
AMENDED AND RESTATED BY-LAWS OF
ASPECT MEDICAL SYSTEMS, INC.
     The Amended and Restated By-laws of Aspect Medical Systems, Inc. (the “By-laws”) are hereby amended as follows:
          1. Article 4 of the By-laws is deleted in its entirety and the following is substituted in lieu thereof:
“ARTICLE 4 — CAPITAL STOCK
4.1      Issuance of Stock. Subject to the provisions of the Certificate of Incorporation, the whole or any part of any unissued balance of the authorized capital stock of the corporation or the whole or any part of any shares of the authorized capital stock of the corporation held in the corporation’s treasury may be issued, sold, transferred or otherwise disposed of by vote of the Board of Directors in such manner, for such lawful consideration and on such terms as the Board of Directors may determine.
4.2      Stock Certificates; Uncertificated Shares. The shares of the corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the corporation. Every holder of stock of the corporation represented by certificates shall be entitled to have a certificate, in such form as may be prescribed by law and by the Board of Directors, representing the number of shares held by such holder that are registered in certificate form. Each such certificate shall be signed in a manner that complies with Section 158 of the General Corporation Law of the State of Delaware.
Each certificate for shares of stock which are subject to any restriction on transfer pursuant to the Certificate of Incorporation, these By-laws, applicable securities laws or any agreement among any number of stockholders or among such holders and the corporation shall have conspicuously noted on the face or back of the certificate either the full text of the restriction or a statement of the existence of such restriction.
If the corporation shall be authorized to issue more than one class of stock or more than one series of any class, the powers, designations, preferences and relative participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of each certificate representing shares of such class or series of stock, provided that in lieu of the foregoing requirements there may be set forth on the face or back of each certificate representing shares of such class or series of stock a statement that the corporation will furnish without charge to each stockholder who so requests a copy of the full text of the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.
Within a reasonable time after the issuance or transfer of uncertificated stock, the corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to Sections 151, 202(a) or 218(a) of the General Corporation Law of the State of Delaware or, with respect to Section 151 of General Corporation Law of the State of Delaware, a statement that the corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

4.3      Transfers. Shares of stock of the corporation shall be transferable in the manner prescribed by law and in these By-laws. Transfers of shares of stock of the corporation shall be made only on the books of the corporation or by transfer agents designated to transfer shares of stock of the corporation. Subject to applicable law, shares of stock represented by certificates shall be transferred only on the books of the corporation by the surrender to the corporation or its transfer agent of the certificate representing such shares properly endorsed or accompanied by a written assignment or power of attorney properly executed, and with such proof of authority or the authenticity of signature as the corporation or its transfer agent may reasonably require. Except as may be otherwise required by law, by the Certificate of Incorporation or by these By-laws, the corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect to such stock, regardless of any transfer, pledge or other disposition of such stock until the shares have been transferred on the books of the corporation in accordance with the requirements of these By-laws.
4.4      Lost, Stolen or Destroyed Certificates. The corporation may issue a new certificate of stock in place of any previously issued certificate alleged to have been lost, stolen or destroyed, upon such terms and conditions as the Board of Directors may prescribe, including the presentation of reasonable evidence of such loss, theft or destruction and the giving of such indemnity and posting of such bond as the Board of Directors may require for the protection of the corporation or any transfer agent or registrar.
4.5      Record Date. The Board of Directors may fix in advance a date as a record date for the determination of the stockholders entitled to notice of or to vote at any meeting of stockholders, or entitled to receive payment of any dividend or other distribution or allotment of any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action. Such record date shall not precede the date on which the resolution fixing the record date is adopted, and such record date shall not be more than 60 nor less than 10 days before the date of such meeting, nor more than 60 days prior to any other action to which such record date relates.
If no record date is fixed, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day before the day on which notice is given, or, if notice is waived, at the close of business on the day before the day on which the meeting is held. If no record date is fixed, the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating to such purpose.
A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.
4.6      Regulations. The issue, transfer, conversion and registration of shares of stock of the corporation shall be governed by such other regulations as the Board of Directors may establish.”
2. Except as aforesaid, the By-laws shall remain in full force and effect.